CI² Professional Services
Subcontractor Master Consulting Agreement

This Subcontractor Master Consulting Agreement ("SMCA") is entered into on the 10th day of December, 2004 (the "Effective Date"), by and between CI², Inc., with its principal place of business at 200 Galleria Parkway, Suite 1200, Atlanta, Georgia  30339 ("CI²") and WinSonic Digital Media Group, Ltd. with its principal place of business at 200 Galleria Parkway, Suite 1200, Atlanta, Georgia 30339 ("Subcontractor") (each referred to herein as a "Party" and collectively as the "Parties").

RECITALS

WHEREAS, CI² is in the business of providing consulting and integration services to its various Customers;

WHEREAS, Subcontractor is in the business of providing consulting and integration services;

WHEREAS, the Parties desire to enter into a contractual relationship for the provision of Services to CI² Customers as described herein; and

WHEREAS, the Parties acknowledge that CI² shall act as the Prime Contractor for the delivery of Services to its Customers, and that Subcontractor shall act as a subcontractor to CI² for the delivery of the Services described herein.

NOW THEREFORE, the parties agree as follows:

1.

Definitions

1.1

“Agreement” means each separate agreement entered into under this SMCA. Each Agreement is comprised of this SMCA and the Purchase Order and Statement of Work relating to the Services.

1.2

“Customer” means CI²'s customer to which the Services under each Agreement shall be provided.

1.3

"Deliverable" means, in relation to any Services, the specific items to be delivered as set forth in the applicable SOW.

1.4

“Prime Contract” means CI²'s contract with the Customer under which CI² issues Purchase Orders against this SMCA.

1.5

“Prime Contractor” means CI².

1.6

"Purchase Order" means a written document labeled "Purchase Order" that CI² issues for the purchase of Services.

1.7

“Services” means the services described in any SOW and includes, but is not limited to, consulting, programming, software analysis, project analysis, project management, facilities management, document development, testing and technical support.

1.8

"Statement of Work" or "SOW" means the document, usually labeled "Statement of Work," that (a) describes Services, including, as applicable, a description of Deliverables, milestones and the like that Subcontractor will provide to CI²; and (b) describes any products, technology, software, materials or other items Subcontractor will provide to CI². The Statement of Work will include any acceptance criteria, change order procedures and terms and conditions specific to that Service.

1.9

“Subcontractor personnel” means Subcontractor’s employees, agents, sub-subcontractors, consultants, and independent contractors.

2.

Contract Structure and Order of Precedence

2.1

Any issued and accepted Purchase Order shall be considered a separate Agreement incorporating by reference the terms of the applicable SOW and this SMCA. Terms and conditions set forth in any Purchase Order or SOW apply solely to the Agreement which they comprise and do not modify this SMCA as it may be incorporated into any other Agreement.

2.2

In the event of any inconsistency between the elements of the Agreement, the following order of precedence applies: (a) CI² Purchase Order; (b) the Statement of Work; (c) this SMCA. All Subcontractor acknowledgments and transmittals must reference the SMCA and CI²'s applicable Purchase Order.

3.

Authorized Territory Subcontractor is authorized to provide Services in USA and England.

4.

Services

Nothing in this SMCA (i) commits or otherwise obligates CI² to purchase any Services, or (ii) precludes CI² from purchasing Services from any third party that are similar to the services offered by Subcontractor.

5.

Changes

5.1

In the event Subcontractor anticipates at any time that it will not achieve one or more milestones, or complete one or more Services or portions thereof, within the schedule set forth in a SOW, Subcontractor shall promptly inform CI² by written notice. Such notice does not excuse Subcontractor’s failure to achieve any milestone or to complete any Service.

5.2

If changes in the work are required due to the errors or omissions of Subcontractor, Subcontractor shall, at its expense, make any revisions CI² requests to make the Services conform to the SOW.

5.3

Subcontractor shall, upon the request of CI², negotiate in good faith to amend an Agreement, as CI² may reasonably deem necessary. If any such amendment requires a change in Subcontractor's performance under an Agreement, Subcontractor shall perform such change(s). If any such amendment causes a change in the cost of, or the time required for, performance under an Agreement, an equitable adjustment shall be made in the Agreement price or delivery schedule, or both. No claim by the Subcontractor for such an adjustment will be valid unless asserted within 10 business days from the date of the Subcontractor's receipt of the change request.

6.

Payment

6.1

Compensation for Services. CI² will compensate Subcontractor in a manner consistent with the terms of the applicable Agreement. Subcontractor is solely responsible for any out-of-pocket expenses Subcontractor incurs (e.g., travel) unless CI² has previously approved such expenses in writing.

6.2

Billing and Payment. Subcontractor shall submit detailed invoices (including receipts for reimbursable expenses over $25 and shall provide CI² with additional information and supporting documentation that CI² may reasonably request. CI² will pay Subcontractor within 45 days after receipt of a correct invoice. CI² will not be required to pay the disputed portion of any invoice pending resolution of that dispute.

6.3

Subcontractor personnel shall electronically submit all time and expenses properly chargeable to CI² into the CI² time and expense recording system each Monday, or as CI² otherwise directs, for work performed or expenses incurred during the preceding week.

6.4

Taxes. Prices and fees are inclusive of all sales, customs, duties, VAT and other taxes based upon the price of products and Services.

6.5

Audit Rights. During the term of the Agreement and for a period of five years thereafter, Subcontractor shall keep accurate books of account and records covering all transactions relating to the Services. Subcontractor shall, upon ten business days' prior notice, make such books and records available to CI² or its authorized agents to inspect and copy. If any governmental agency requests from CI² any of Subcontractor’s books and records, Subcontractor shall promptly provide CI² with same.

7.

Intellectual Property

7.1

Definitions

7.1.1.

"Intellectual Property Rights" means worldwide rights, whether perfected or not, associated with (a) patents and patent applications; (b) works of authorship, including copyrights mask works, and moral rights; (c) the protection of trade and industrial secrets and confidential information; (d) any rights analogous to those set forth herein and any other proprietary rights relating to intangible or intellectual property now existing or later recognized in any jurisdiction (excluding trademarks, service marks, trade names, and trade dress); and (e) divisions, continuations, renewals, re-issuances, reexaminations, applications and registrations, and any extensions of the foregoing (as applicable) now existing or hereafter filed, issued or acquired.

7.1.2.

"Subcontractor Pre-Existing Work" means any works or inventions Subcontractor has made, authored, conceived or developed outside the scope of the SMCA or an Agreement, including any derivatives thereof or improvements thereto.

7.2

Ownership/License Rights

7.2.1.

With the exception of Subcontractor Pre-Existing Works, all Intellectual Property Rights in and to any Services, Deliverables, methodologies and processes, whether or not incorporated into a Deliverable, which Subcontractor has developed or used pursuant to a Statement of Work, and any other intellectual property developed hereunder, are hereby transferred and assigned solely and exclusively to CI².

 7.2.2.

Subcontractor shall obligate its employees and agents to provide, and shall supply CI² at no additional cost, all such assignments, rights and covenants as CI² deems appropriate to assure and perfect such transfer or assignment to CI². All CI² Intellectual Property developed under this Agreement shall be deemed a “work made for hire” to the extent allowed by law.

7.2.3.

Subcontractor agrees, and shall obligate Subcontractor's employees and agents to agree, that all CI² Intellectual Property shall be subject to the confidentiality provisions of Section 11 herein. CI² shall acquire title, upon its delivery, to all software media delivered hereunder.

7.2.4.

If Subcontractor’s Pre-Existing Works are incorporated in any Deliverables or Services, Subcontractor hereby grants to CI² a nonexclusive, worldwide, perpetual, royalty-free, irrevocable license to make, use, sell, offer for sale, import, reproduce, publicly perform, publicly display, create derivative works, distribute through multiple channels, and sublicense Subcontractor’s Pre-Existing Works without restriction.

8.

Warranty

8.1

Subcontractor warrants that the Services will be provided in a good and workmanlike manner consistent with industry standards and that the Services provided hereunder will conform substantially to the SOW.

8.2

Subcontractor warrants that (i) its Services and Deliverables do not infringe upon or violate any intellectual property or other right of any third party; (ii) it has the right to disclose and use all such information Subcontractor uses in the performance of the Services; and (iii) it has the right to license or sublicense to CI² and to CI²’s Customers, any third party intellectual property used in its Services or Deliverables. Such right to license or sublicense shall include for copyrighted works, the right to reproduce, prepare derivative works, distribute (by sale or other transfer of ownership or by sublicense), publicly perform, display or digitally transmit, and for patented inventions, the right to make, have made, use, sell, offer for sale, import or otherwise distribute.

8.3

EXCEPT AS SPECIFIED ELSEWHERE IN THIS SMCA OR IN AN AGREEMENT, ALL EXPRESS AND IMPLIED CONDITIONS, REPRESENTATIONS AND WARRANTIES, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, ARE HEREBY EXCLUDED TO THE MAXIMUM EXTENT PERMITTED BY LAW.

9.

Subcontractor Personnel and Taxes

9.1

Subcontractor personnel shall observe the working hours, working rules and holiday schedule of the Customer while working on the Customer's premises. CI² reserves the right to direct the replacement of any Subcontractor personnel. Subcontractor shall replace such Subcontractor personnel with qualified personnel as soon as practicable. The Parties agree that Subcontractor is an independent contractor and in no event shall any Subcontractor personnel be considered an employee or agent of CI².

9.2

Subcontractor agrees and understands that it assumes all responsibility for and liability arising from (a) payment of any employment or payroll tax withholding obligations for Subcontractor personnel, including, without limitation, federal and state income tax withholding, FICA, FUTA, SDI and state payroll taxes; and (b) reporting as income all compensation received hereunder and paying any sales or withholding taxes, social security, unemployment or disability insurance or similar charges or impounds, including any interest or penalties thereof, in connection with any payments made to Subcontractor hereunder.

9.3

Subcontractor shall promptly pay Subcontractor’s personnel for all work performed. If Subcontractor does not pay Subcontractor’s personnel on a current basis for work performed under an Agreement, such nonpayment is a material breach of the applicable Agreement entitling CI² to any and all remedies available cumulatively at law and under the Agreement.

9.4

Subcontractor shall not discriminate in any manner against any individual because of race, color, religion, national origin, age, sex or handicap. Subcontractor will comply with the provisions of the Equal Opportunity Clause set forth in 41 CFR 60-1.4(a) and Executive Order 11246 (as amended). Subcontractor further agrees to assign Subcontractor’s personnel to perform work without regard to race, religion, national origin, color, age, sex, sexual orientation, marital status, pregnancy, physical or mental disability, veteran status, or any other classification protected by applicable local, state or federal employment discrimination laws.

10.

Direct Contracting Fee

Both Parties acknowledge that CI² has made a material sales investment in those contractual relationships where Subcontractor has worked under any Agreement, and the Parties further acknowledge that there may be occasions when the Customer may desire to contract directly with the Subcontractor. If Subcontractor works for a Customer under an Agreement with CI² and is requested by the Customer during performance of that Agreement, or the 12 month period following the termination of that Agreement, to work directly for Customer, Subcontractor shall pay CI² an amount equal to and not to exceed 20 percent of the contract amount between the Subcontractor and Customer. This fee does not apply in instances where a previous relationship exists between Subcontractor and Customer, or where the Subcontractor's sales force has been working with the Customer on an unrelated effort.

11.

Confidentiality

11.1

"Confidential Information" means all information concerning the parties’ business including, but not limited to, all tangible, intangible, visual, electronic, present, or future information such as: (a) trade secrets; (b) financial information, including pricing; (c) technical information, including research, development, procedures, algorithms, data, designs, and know-how; (d) business information, including operations, planning, marketing interests, and products; and (e) the terms of any agreement between Subcontractor and CI² and the discussions, negotiations and proposals related to that agreement. Confidential Information may be disclosed in written or other tangible form (including on magnetic media) or by oral, visual or other means. "Confidential Information" does not include information which: (x) is or becomes known to Recipient from a third party without an obligation to maintain the confidentiality of such information; (y) is or becomes generally know to the public through no act or omission of Recipient; or (z) is independently developed by Recipient without the use of Discloser's Confidential Information. For the purposes of this Section 11, “Discloser” may also include a Customer.

11.2

Treatment of Confidential Information. Recipient shall use Confidential Information solely for the purpose of performing its obligations under the applicable Agreement. Recipient shall not disclose Confidential Information to any third party, and shall protect and treat all Confidential Information with the same degree of care used to protect its own information of like importance, but in no event with less than reasonable care; provided, however, that Recipient may disclose Confidential Information to a Customer if required to achieve the purpose of a Statement of Work. Recipient shall disclose Confidential Information only to its employees and authorized subcontractors and consultants having a need to know for the purposes of the applicable Agreement and who have executed an agreement with Recipient limiting use and disclosure of Confidential Information consistent with this Section. Recipient shall notify Discloser promptly after learning of or having reason to suspect any breach by Recipient or its subcontractor(s) of the confidentiality obligations herein. In the event that Recipient is required to disclose Confidential Information pursuant to law, Recipient shall notify Discloser of the required disclosure in sufficient time for Discloser to seek relief, shall cooperate with Discloser in taking appropriate protective measures, and shall make such disclosure in a fashion that maximizes protection of the Confidential Information from further disclosure. Recipient's confidentiality obligations shall survive the termination or expiration of the Agreement.

11.3

It is understood and agreed that in the event of a breach of this Section damages may not be an adequate remedy, and each Party shall be entitled to injunctive relief to enjoin any such breach, threatened or actual.

12.

CI²Screen Requirement

Subcontractor personnel assigned to perform work under any Agreement, Subcontractor will provide the CI² Security Department a completed CI²Screen form ("Exhibit C") prior to such Subcontractor personnel commencing work under and Agreement.

13.

Indemnification Notwithstanding Section 14 (Limitation of Liability), the following shall apply:

13.1     Definitions. For the purposes of this Section, the following definitions apply:

13.1.1.

"Claim" means any third party claims, demands, judgments, awards or related expenses, including court costs and reasonable fees of attorneys and other professionals.

13.1.2.

"Items" means any product, Service, Deliverable, information or materials.

13.1.3.

"CI²" includes CI² affiliates, directors, officers, employees, and agents.

13.1.4.

"Subcontractor" includes Subcontractor affiliates, directors, officers, Subcontractor personnel and agents.

13.2

Subcontractor agrees to defend, indemnify and hold harmless CI² from and against any and all Claims brought or threatened that arise out of or relate to (i) Subcontractor's failure to comply with any Agreement; (ii) personal injury or property damage to the extent caused by Subcontractor or Subcontractor personnel; or (iii) any unauthorized representation, warranty, agreement or the like, express or implied, made by Subcontractor regarding CI² or CI²'s products or Services; (iv) failure to pay withholding obligations, wages, compensation or taxes required under Section 9; or (v) infringement of any third party’s intellectual property rights by Items Subcontractor supplies to CI² or Subcontractor uses in the performance of Services pursuant to the Agreement.

13.2.1.

CI² agrees to defend, indemnify and hold harmless Subcontractor from and against any and all Claims brought or threatened arising out of Claims that information and materials CI² supplies to Subcontractor pursuant to any Agreement infringes any copyright or trade secret of any third party.

13.2.2.

In the event of a Claim, the indemnified party ("Indemnitee") shall promptly give written notice to the indemnifying party ("Indemnitor") of any such Claim and shall cooperate fully with Indemnitor in the defense and settlement of such Claim. Indemnitee will have no authority to settle any Claim without the prior written consent of Indemnitor if Indemnitor will have any obligation therefor. Indemnitee expressly reserves the right to retain separate counsel at its own expense to participate in the defense or settlement of such Claims.

13.2.3.

In addition to each Party's obligations above, if any Party's Item becomes or is likely to become the subject of a Claim of infringement under Subsection 13.2, such Party will, at its expense and as soon as reasonably practicable: (a) procure the right for the non-infringing Party to continue use of the allegedly infringing Item as contemplated by the applicable Agreement(s); (b) replace or modify the Item so that it becomes noninfringing, provided however that any replaced or modified Item contains at least the same or equivalent functionality and performance as the allegedly infringing Item; or, (c) if neither of the foregoing alternatives is commercially practicable, the non-infringing Party will return or destroy the allegedly infringing Item and receive from the allegedly infringing Party a refund of all amounts paid on or after the Effective Date with respect to the Item. Availability of the remedy in this subsection 13.2 shall not exclude or reduce any other right or remedy available at law or equity or under the Agreement.

14.

Limitation of Liability

14.1

Except for Claims for bodily injury or damage to real or personal property and claims arising under Section 13 (Indemnification), EACH PARTY'S TOTAL LIABILITY TO THE OTHER PARTY SHALL NOT EXCEED THE GREATER OF (A) THE TOTAL PAYMENTS MADE BY CI² TO SUBCONTRACTOR UNDER THIS SMCA DURING THE 12 MONTHS PRECEDING THE EVENT(S) GIVING RISE TO THE CLAIM(S); OR (B) US$2,000,000.

14.2

NEITHER PARTY SHALL BE LIABLE FOR ANY NON-ECONOMIC DAMAGES OR ANY INDIRECT, PUNITIVE, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES (INCLUDING WITHOUT LIMITATION LOSS OF BUSINESS, REVENUE, PROFITS, SAVINGS, GOODWILL, USE, DATA OR ECONOMIC ADVANTAGE), REGARDLESS OF THE NATURE OF THE CLAIM OR RELIEF REQUESTED, EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES AND EVEN IF THE REMEDIES PROVIDED FOR IN THIS SMCA SHOULD FAIL OF THEIR ESSENTIAL PURPOSE.

15.

Insurance

15.1

Without limiting Subcontractor's liability to CI² or third parties in any way, Subcontractor, at its sole cost and expense, will continuously maintain the following insurance coverages throughout the term of this each and every Agreement:

15.1.1.

All insurance coverages required by federal, state or local laws and statutes, including Worker's Compensation insurance, for statutory limits. This insurance shall include a waiver of subrogation for the benefit of CI².

15.1.2.

Employer's Liability insurance, including Bodily Injury coverage, with a per person/per accident coverage limit of at least $1,000,000. This insurance shall include a waiver of subrogation for the benefit of CI².

15.1.3.

Commercial General Liability insurance, including coverage for Products/Completed Operations and Blanket Contractual Liability, with a per occurrence coverage limit of at least $3,000,000. This insurance shall name CI² as an additional insured.

15.1.4.

Professional/Errors & Omissions Liability insurance with a per claim limit of at least US$5,000,000. If, at any time the term of this SMCA or the three years immediately following, Subcontractor becomes aware that its Professional/Errors & Omissions Liability insurance coverage will either be interrupted or discontinued for any reason or purchased from a different insurer, Subcontractor will:

15.1.4.1.

Notify CI²'s Risk Management and Legal Departments immediately;

15.1.4.2.

In the event of an interruption in or discontinuation of coverage, purchase an Extended Reporting Period of at least one year (or the maximum term offered by the insurer, if less); and

15.1.4.3.

In the event of purchase from a different insurer, either negotiate with the new insurer for a retroactive date which is prior to the effective date of this SMCA or purchase from the old insurer an Extended Reporting Period of at least one year (or the maximum term offered by the insurer, if less).

15.2

The insurance coverages and limits required of Subcontractor shall be primary to any insurance coverages maintained by CI² which shall be excess and non-contributory. Said coverages shall be placed with insurance companies rated not less than A (VII) in the most recent edition of A.M. Best Company Rating Guide.

15.3

The foregoing requirements regarding the minimum types and limits of insurance coverage Subcontractor shall maintain, and CI²’s approval or waiver of any of said insurance is not intended to and shall not in any manner limit the Subcontractor’s liabilities or obligations assumed pursuant to an Agreement, including but not limited to, any provisions concerning indemnification.

15.4

Prior to the commencing any work or the performance of any Services under an Agreement, and at least 10 days prior to the expiration of each insurance policy, Subcontractor must furnish CI² with a Certificate of Insurance (i) evidencing the required insurance coverages; (ii) referencing CI²'s Additional Insured status; and (iii) waiving the insurer’s right of subrogation. Said Certificate(s) shall include a provision requiring the insurance carrier(s) to provide CI²'s Risk Management Department 30 days advance written notice before any termination, cancellation, or other material change to the policies shown on the Certificate takes effect, regardless of whether the Subcontractor, other insured or the insurance carrier initiated such action. Language to the effect that "Insurance Carrier will endeavor to provide advance notice of cancellation or termination, but failure to mail such notice shall impose no obligation or liability of any kind on the insurer, its agents or representatives" is unacceptable. Updated certificates should also be provided within 10 days of policy anniversary. Copies of the Additional Insured and Waiver of Subrogation endorsements must be provided to CI² within a reasonable time thereafter.

16. TERM AND TERMINATION

16.1

Term. The term of this SMCA will commence on the Effective Date. Unless otherwise terminated pursuant to Section 16.2, this SMCA will continue in effect for a term of five years.  This SMCA will automatically renew for successive periods of two years, unless either Party gives Notice to the other Party of its intent not to renew at least ninety days prior to the expiration of the then-current term.

16.2

Termination.

16.2.1.

By Either Party. Either Party may terminate this SMCA and any Agreement: (i) immediately by Notice if the other Party fails to cure any material breach within 30 days after receiving written Notice (as defined below) of such breach; (ii) immediately by Notice upon material breach by the other Party, if in the reasonable determination of the non-breaching party such breach cannot be remedied within 30 days; or (iii) at any time if the other Party becomes insolvent, makes a general assignment for the benefit of creditors, or suffers or permits the appointment of a receiver for its business or assets.

16.2.2.

By CI². CI² may terminate this SMCA and any Agreement: (i) for convenience, upon 30 days Notice; or (ii) immediately upon Notice in the event of (a) a direct or indirect taking over or assumption of control of Subcontractor or of substantially all of its assets by any governmental agency or any third party; or (b) acquisition of more than five percent of Subcontractor's equity or assets by a competitor of CI².

16.3

Effect of Expiration or Termination.

 16.3.1.

Continuation of Services. If any Agreements are not fully performed when a Notice of termination or intent not to renew is given, CI² may require the Subcontractor to (i) complete the Services under that Agreement; (ii) continue providing the Services for up to 180 days following  the scheduled expiration or termination of that Agreement; or (iii) cease performing the Services. If CI² requests that Subcontractor perform Services after the scheduled termination or expiration date, the term of the Agreement will be extended until Subcontractor has satisfactorily performed such Services in accordance with CI²'s instructions. Continuation of Services shall not be deemed a waiver of any breach or limit of liability.

16.3.2.

Transition of Services. If CI² requests Subcontractor will provide reasonable assistance and cooperation in phasing out the provision of Services and transitioning such Services to another Subcontractor or to CI².

16.3.3.

Return of CI² Materials and Confidential Information. Upon termination or expiration of any Agreement or this SMCA, Subcontractor will have 30 days (or shorter period as CI² may reasonably require) to return, at Subcontractor's expense, all CI² property, including all Deliverables (whether finished or unfinished) and all copies of CI² Confidential Information and other CI² information and materials. CI² may, at its discretion, request Subcontractor to destroy CI² information and materials, in which case Subcontractor will certify such destruction to CI² within 10 days of the request. CI² will have no obligation to make further payments until Subcontractor has complied with this paragraph.

16.3.4.

Survival. Rights and obligations under each Agreement and this SMCA which by their nature should survive, including Sections 7 (Intellectual Property), 8 (Warranty),11 (Confidentiality), 13 (Indemnification), 14 (Limitation of Liability), 22 (Dispute Resolution), 24 (Import/Export Laws), and this Section 16.3.4, will remain in effect after expiration or termination of the applicable Agreement or this SMCA.

 16.3.5.

Damages. The Parties acknowledge and agree that neither Party will be entitled to damages, indemnification or other remedy by virtue of the other Party's termination of this any Agreement or this SMCA in accordance with the terms of this Section 16. This provision does not affect any other remedies that may be available to either Party for breach of any Agreement or this SMCA.

17.

Publicity

Subcontractor will not use CI²'s name in any form of publicity or release, or otherwise make public disclosure of the existence or terms of this SMCA or any Agreement, except with the specific written approval of CI².

18.

Assignment

Subcontractor shall not assign or otherwise transfer any of its obligations, including subcontracting or delegating its duties, under any Agreement without CI²'s prior written consent. Any purported assignment or transfer of such obligations without CI²'s consent shall be voidable at CI²'s option. For purposes of this provision, a change of 30 percent or more of the beneficial ownership or control of Subcontractor shall be considered an assignment of the Agreement.

19.

Permits and Compliance

Subcontractor shall acquire and maintain in good standing, and at its sole expense, all permits, licenses and other entitlements required in the performance of Services under each Agreement. Subcontractor shall comply with all applicable state, federal and local laws including, but not limited to, laws and regulations covering wages, hours of work and payroll withholding.

20.

No Agency

Neither this SMCA nor any Agreement pursuant to this SMCA creates a partnership, franchise, joint venture, agency or a fiduciary or employment relationship. Nothing herein shall be construed to grant to Subcontractor any right or authority to create any obligation, expressed or implied, on behalf of CI², or to bind CI² or its Customers in any manner.

21.

CI² Trademarks

"CI² Trademarks" means all names, marks, logos, designs, trade dress and other brand designations used by CI² and its related companies in connection with its products and Services. Subcontractor may refer to CI²'s products and Services by the associated CI² Trademarks only if such reference is not misleading and complies with the then current CI² Trademark and Logo Usage Requirements. Subcontractor may not remove, alter or add to any CI² Trademarks, nor will Subcontractor incorporate any CI² Trademarks into Subcontractor's trademarks, service marks, company names, Internet addresses, domain names, or any other similar designations. Subcontractor is granted no right, title or license to, or interest in, any CI² Trademarks. Subcontractor acknowledges CI²'s rights in the CI² Trademarks and agrees that any use of CI² Trademarks by Subcontractor will inure to the sole benefit of CI². If Subcontractor acquires any rights in any CI² Trademarks by operation of law or otherwise, it will immediately, at no expense to CI², assign such rights to CI² along with all associated goodwill. Subcontractor agrees not to challenge CI²'s ownership or use of any CI² Trademarks or register or infringe any CI² Trademarks.

22.

Dispute Resolution

The Parties will use reasonable efforts to resolve any dispute arising out of any Agreement or this SMCA through a meeting of appropriate managers from each Party. If the Parties are unable to resolve the dispute, either Party may escalate the dispute to its executives. If an executive level meeting fails to resolve the dispute within 30 days after escalation, either Party may seek any available legal relief. This provision will not affect either Party's right to seek injunctive or other provisional relief at any time. Pending settlement of any dispute, Subcontractor agrees to continue to perform the Services pursuant to an Agreement.

23.

Governing Law

All disputes arising out of or relating to any Agreement shall be governed by the laws of the State of Georgia, excluding its choice of law rules, with venue in the state or federal courts of Fulton/Cobb? County, Georgia. The Parties consent to the personal jurisdiction of, and venue in, such courts and agree that no such court is an inconvenient forum. The United Nations Convention on the International Sale of Goods will not apply.

24.

Import and Export Laws

Products, Services and technical data delivered by one Party to the other Party may be subject to US export controls or the trade laws of other countries. The Party receiving such products, Services, or technical data will comply with all such laws and obtain all licenses to export, re-export or import as may be required after receipt. Neither Party will export or re-export (a) to entities on the US export exclusion lists in effect on the date of the relevant Purchase Order or (b) to any country subject to US embargo or terrorist controls as specified in the US export laws in effect on the date of the relevant Purchase Order. Neither Party will use or provide products, Services or technical data for nuclear, missile, or chemical biological weaponry end uses. This Section will survive the expiration or termination of the applicable Agreement for any reason.

25.

No Waiver

Any express waiver or failure to exercise promptly any right under any Agreement will not create a continuing waiver or any expectation of non-enforcement.

26.

Notice

Any notice ("Notice") required by an Agreement or this SMCA shall be in writing and must be delivered in person or by means evidenced by a delivery receipt and will be effective upon receipt by the following:

CI², INC.

WinSonic Digital Media Group, Ltd.

Sharon Mendon

Winston Johnson

200 Galleria Parkway

200 Galleria Parkway

Suite 1200

Suite 1200

Atlanta, GA  30339

Atlanta, GA  30339

27.

Aggregated Volumes

Any and all purchases and acquisitions CI² or any of its affiliates (collectively the "CI² Corporate Family") makes pursuant to each Agreement from Subcontractor or any of its affiliates or subsidiaries (the "Seller Corporate Family") shall be aggregated and counted against any commitments or other agreements ("Other Agreements") related to the purchase or acquisition of any of the goods or Services now or hereafter in effect between any members of the CI² Corporate Family and any members of the Seller Corporate Family. Additionally, CI² and any member of the CI² Corporate Family shall be entitled under any Agreement to the benefit of any pricing discounts set forth under any Other Agreements that are based on aggregate volumes of purchases or acquisitions.

28.

Severability

If any provision of this SMCA or any Agreement is held illegal, unenforceable, or in conflict with any of governing federal, state, or local law, such illegal, unenforceable or conflicting provision shall be deemed severed, and the validity of the remaining portions or provisions shall not be affected.

29.

Entire Agreement

Each Agreement constitutes the Parties' entire agreement relating to its subject matter. It cancels and supersedes all prior or contemporaneous oral or written communications, proposals, conditions, representations and warranties and prevails over any conflicting or additional terms contained in any quote, acknowledgment, or other communication between the Parties relating to its subject matter during its term.

IN WITNESS WHEREOF, the Parties hereto have executed this SMCA as of the day and year first above written.

CI², INC.

        WINSONIC DIGITAL MEDIA GROUP, LTD

By: /s/ Willa Andrella Baylis

         By: /s/ Winston Johnson

Name: Willa Andrella Baylis

         Name: Winston Johnson

Title: President/CEO

         Title: Chairman/CEO

Date: 12/10/2004

         Date: 12/10/2004